Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2007, The Topps Company, Inc. (the "Company") entered into an Employment Agreement with Scott A. Silverstein, its President and Chief Operating Officer. The Agreement is effective as of January 1, 2007, and has an initial term of three years. The Agreement provides for an annual base salary of $420,000 and an annual bonus, based on certain performance criteria established by the Company's Compensation Committee, with a target of not less than 45% of base salary. Any bonus earned will be payable 80% in cash and 20% in the form of restricted stock.

If Mr. Silverstein's employment is terminated by the Company without "Cause," he quits for "Good Reason" (in either case, as defined in the Agreement), or the Agreement is not renewed following the expiration of its term, he will be entitled to a payment of certain severance benefits ranging from 1 to 2 times his base salary plus bonus, depending on the nature of such termination and whether such termination is prior to, in connection with or following a change in control of the Company.

The Agreement contains standard confidentiality covenants, as well as non-competition and non-solicitation covenants that run for a six, nine or twelve-month period following Mr. Silverstein's termination of employment, depending on the reason for termination, and requires Mr. Silverstein to execute a release of claims against the Company before severance benefits will be paid.